Exhibit 99.3

STARBASE CORPORATION
STOCK OPTION PROGRAM

1.
Purposes of the Program. The purposes of this Stock Program are to attract and retain the best available personnel for all positions within the company, to provide additional incentive to Employees, Directors and Consultants and to promote the success of the company’s business. Options granted under this program are nonstatutory stock options (NSOs).

2.	Guidelines. Options are granted according to the guidelines established by the Board of Directors. See attached Exhibit A. These guidelines may be updated from time to time.

3.
Broad-Based Program. It is our intention to grant options to every full-time employee of the company. Generally, an employee is granted options on his or her hire date. Upon promotion and at least once a year, a review of every employee’s option status shall be conducted. If additional options are determined to be appropriate by the Administrator, an additional grant will be made to the affected employee(s). In some cases, consultants may also be granted options for providing services to the company.

4.
Terms. The form of all nonstatutory options is attached as Exhibit B. The exercise price will be at or above the fair market value on the day of grant. The term of each option will be stated in each option agreement, provided, however, that the term shall be no more than ten (10) years from the date of grant. Generally, 25% of the option shares will be exercisable on the first anniversary of the grant date and 1/48th of the option shares shall vest each month thereafter until the option is exercisable with respect to all of the option shares by the end of four years, provided the optionee’s service is continuous from the date of the option grant until the relevant vesting date.

5.
Date of Grant. The date of grant of an option shall be (1) the hire-date for every new-hire who works full-time, (2) the date determined by the CEO for promotions and retention grants, and (3) the date on which the Board of Directors or an option committee appointed by the Board of Directors makes the determination for all other grants. Notice of the determination shall be given to each employee, director or consultant to whom an option is so granted within a reasonable time after the date of such grant.

6.
Administrator. The program Administrator shall be (1) the Board, (2) a committee appointed by the Board, which committee shall be constituted to comply with applicable laws, or (3) the CEO as delegated by the Board to decide upon employee promotional and retention grants within established guidelines.

    Exhibit A:

Employee Stock Option Plan
Board of Directors’ Guidelines
Post-Split

Role / Responsibility	Low	Mid	High

President/CEO/COO	21,000	31,500	42,000
CFO, VP, CTO	14,000	21,000	28,000
Director, Controller	7,000	12,250	17,500
Technical Leader	5,600	11,550	17,500
Sales Executive	5,600	11,550	17,500
Sr. Marketing Mgr.	5,600	11,550	17,500
Sr. Manager, Sr. Technical, RSM, Sr. SE	5,600	8,050	10,500
Member Tech. Staff	3,500	5,950	8,400
Marketing Mgr.	3,500	5,950	8,400
Unit Mgr.	3,500	5,950	8,400
Sr. Sales, Sr. Telemktg.	3,500	5,250	7,000
Sr. Technical Support, Sales Eng.	2,100	3,850	5,600
Sr. Financial Staff	1,400	3,500	5,600
Technical Support	1,400	2,450	3,500
Jr. Technical Staff	1,400	2,450	3,500
Financial Staff	700	1,050	1,400
Sales, Telemarketing	700	1,400	2,100
Jr. Technical Support	700	1,050	1,400
Executive Administrative	700	1,050	1,400
Jr. Financial Staff	350	525	700
Jr. Sales, Jr. Telemarketing	350	525	700
Administrative	350	525	700

Exhibit B:

STARBASE CORPORATION

NONSTATUTORY STOCK OPTION AGREEMENT

THIS NONSTATUTORY STOCK OPTION AGREEMENT (the “Option Agreement”) is made and entered into as of              by and between StarBase Corporation and              (the “Optionee”).

STARBASE CORPORATION

By:
Title:	Assistant Secretary

The Optionee represents that the Optionee is familiar with the terms and provisions of this Option Agreement (Sections I and II) and hereby accepts the Option subject to all of the terms and provisions thereof, including any changes in the terms and conditions of the Option Agreement. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors upon any questions arising under this Option Agreement.

Optionee:
Date:

I.    NOTICE OF STOCK OPTION GRANT

    The Optionee has been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of this Option Agreement, as follows:

Date of Option Grant:

Initial Vesting Date:

Exercise Price Per Share:	$

Number of Option Shares:

Option Expiration Date*:

    Vesting Schedule:
    This option shall be exercisable, in whole or in part, according to the following vesting schedule:

    The right to exercise the Option with respect to             % of the Option Shares shall vest on the Initial Vesting Date as stated above, and              of the Option Shares shall vest each month thereafter until the Option is exercisable with respect to all of the Option Shares, provided the Optionee’s Service is continuous from the Date of the Option Grant until the relevant vesting date.

    Termination Period:
    *Options may terminate earlier pursuant to Section 7.

II.    NONSTATUTORY STOCK OPTION AGREEMENT

The Company has granted to the Optionee an option to purchase certain shares of Stock upon the terms and conditions set forth in this Option Agreement (the “Option”).

1.    Definitions and Construction.

1.1    Definitions.  Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)    “Board” means the Board of Directors of the Company. If one or more committees have been appointed by the Board to administer the Option Agreement, “Board” also means such committee(s).

(b)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c)    “Company” means StarBase Corporation, a Delaware corporation, or any successor corporation thereto.

(d)    “Date of Option Grant” is stated on the Notice of Stock Option Grant.

(e)    “Disability” means the inability of the Optionee, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Optionee’s position with the Participating Company Group because of the sickness or injury of the Optionee.

(f)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)    “Exercise Price” means the Exercise Price per Share of Stock stated on the Notice of Stock Option Grant, as adjusted from time to time pursuant to Section 9.

(h)    “Fair Market Value” means, as of any date, the value of a share of stock or other property as determined by the Board, in its sole discretion, or by the Company, in its sole discretion, if such determination is expressly allocated to the Company herein.

(i)    “Initial Exercise Date” means the Initial Vesting Date.

(j)    “Initial Vesting Date” means the date stated on the Notice of Stock Option Grant.

(k)   “Number of Option Shares” means the number of shares of Stock stated on the Notice of Stock Option Grant, as adjusted from time to time pursuant to Section 9.

(l)    “Option Expiration Date” means the date ten (10) years after the Date of Option Grant.

(m)   “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(n)    “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(o)    “Participating Company Group” means, at any point in time, all corporations collectively, which are then Participating Companies.

(p)    “Securities Act” means the Securities Act of 1933, as amended.

(q)    “Service” means the Optionee’s employment or service with the Participating Company Group, whether in the capacity of an employee, a director, independent contractor, consultant or otherwise. The Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders Service to the Participating Company Group or a change in the Participating Company for which the Optionee renders such Service, provided that there is no interruption or termination of the Optionee’s Service. The Optionee’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Optionee performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its sole discretion, shall determine whether the Optionee’s Service has terminated and the effective date of such termination.

(r)    “Stock” means the common stock, $0.01 par value, of the Company, as adjusted from time to time in accordance with Section 4.2.

(s)    “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(t)    “Vesting Schedule” specifies the timing and amount of option shares that become exercisable. No option shares are exercisable prior to the Initial Vesting Date. The schedule is stated on the Notice of Stock Option Grant.

 1.2    Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular, and the term “or” shall include the conjunctive as well as the disjunctive.

 2.      Tax Consequences.  Tax Status of Option.  This Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code. The Optionee acknowledges that the Optionee has been advised to consult with a tax advisor prior to the exercise of the Option regarding the tax consequences to the Optionee of the exercise of the Option.

 3.    Administration.  All questions of interpretation concerning this Option Agreement shall be determined by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in the Option. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

 4.    Exercise of the Option.

 4.1    Right to Exercise.  Except as otherwise provided herein, the Option shall be exercisable on and after the Initial Exercise Date and prior to the termination of the Option (as provided in Section 6) in an amount (determined as of the date on which the Option is to be exercised pursuant to the terms set forth in Section 4.2), not to exceed the Number of Option Shares exercisable determined by the Vesting Schedule set forth on the Notice of Stock Option Grant less the number of shares previously acquired upon exercise of the Option.

 4.2    Method of Exercise.  Exercise of the Option shall be by written notice to the Company which must state the election to exercise the Option, the number of whole shares of Stock for which the Option is being exercised and such other representations and agreements as to the Optionee’s investment intent with respect to such shares as may be required pursuant to the provisions of this Option

Agreement. The written notice must be signed by the Optionee and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Financial Officer of the Company, or other authorized representative of the Participating Company Group, prior to the termination of the Option as set forth in Section 6, accompanied by (i) full payment of the aggregate Exercise Price for the number of shares of Stock being purchased (as determined under Section 4.3), (ii) an executed copy, if required herein, of the then current forms of escrow and security agreement referenced below and iii) the payment of any taxes attributable to the exercise of the Option (or evidence of such other arrangement satisfactory to the Company). The Option shall be deemed to be exercised upon receipt by the Company of such written notice, the aggregate Exercise Price, and, if required by the Company, such executed agreements.

  4.3    Payment of Exercise Price.

 (a)    Forms of Consideration Authorized.  Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Stock for which the Option is being exercised shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of whole shares of Stock owned by the Optionee having a Fair Market Value (as determined by the Company without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the aggregate Exercise Price, (iii) by means of a Cashless Exercise, as defined in Section 4.3(c), (iv) in the Company’s sole discretion at the time the Option is exercised, by cash for a portion of the aggregate Exercise Price not less than the par value of the shares being acquired and the Optionee’s promissory note for the balance of the aggregate Exercise Price, or (v) by any combination of the foregoing.

 (b)    Tender of Stock.  Notwithstanding the foregoing, the Option may not be exercised by tender to the Company of shares of Stock to the extent such tender of Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. The Option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

 (c)    Cashless Exercise.  A “Cashless Exercise” means the assignment in a form acceptable to the Company of the proceeds of a sale or loan with respect to some or all of the shares of Stock acquired upon the exercise of the Option pursuant to a program or procedure approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to decline to approve or terminate any such program or procedure.

 (d)    Payment by Promissory Note.  No promissory note shall be permitted if an exercise of the Option using a promissory note would be a violation of any law. Unless otherwise specified by the Board at the time the Option is granted, the promissory note permitted in clause (iv) of Section 4.3(a) shall be a full recourse note in a form satisfactory to the Company, with principal payable not more than four (4) years after the date the Option is exercised. Interest on the principal balance of the promissory note shall be payable in monthly installments at the minimum interest rate necessary to avoid imputed interest pursuant to all applicable sections of the Code. Such recourse promissory note shall be secured by the shares of Stock acquired pursuant to the then current form of security agreement as approved by the Company. At any time the Company is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s Securities, any promissory note shall comply with such applicable regulations, and the Optionee shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations. Except as the Company in its sole discretion shall determine, the Optionee shall pay the unpaid principal balance of the promissory note and any accrued interest thereon upon termination of the Optionee’s Service with the Participating Company Group for any reason, with or without cause.

 4.4    Tax Withholding.  At the time of, and as a condition to, any exercise of the Option , in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from wages and any other amounts payable to the Optionee, and, at the direction of the Company, otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company Group, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any shares acquired upon exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest or (iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the Option.

 4.5    Certificate Registration.  Except in the event the Exercise Price is paid by means of a Cashless Exercise, the certificate for the shares as to which the Option is exercised shall be registered in the name of the Optionee, or, if applicable, in the names of the heirs of the Optionee.

 4.6    Restrictions on Grant of the Option and Issuance of Shares.  The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

 4.7    Fractional Shares.  The Company shall not be required to issue fractional shares upon the exercise of the Option.

5.     Nontransferability of the Option.  The Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. Following the death of the Optionee, the Option, to the extent provided in Section 7, may be exercised by the Optionee’s legal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

6.     Termination of the Option.  The Option shall terminate and may no longer be exercised on the first to occur of (a) the Option Expiration Date, (b) the last date for exercising the Option following termination of the Optionee’s Service as described in Section 7.

7.     Effect of Termination of Service.

 7.1    Option Exercisable.

 (a)    Disability.  If the Optionee’s Service with the Participating Company Group is terminated because of the Disability of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of one (1) year after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.

(b)    Death.  If the Optionee’s Service with the Participating Company Group is terminated because of the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative, or other person who acquired the right to exercise the Option by reason of the Optionee’s death) at any time prior to the expiration of one (1) year after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date. The Optionee’s Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee’s termination of Service.

(c)    Other Termination of Service.  If the Optionee’s Service with the Participating Company Group terminates for any reason, except Disability or death, the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee’s Service terminated, may be exercised by the Optionee within thirty (30) days (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Optionee’s Service terminated, but in any event no later than the Option Expiration Date.

7.2    Additional Limitations on Option Exercise.  Except as the Company and the Optionee otherwise agree, exercise of the Option pursuant to Section 7.1 following termination of the Optionee’s Service may not be made by delivery of a promissory note as provided in Section 4.3(d).

7.3    Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth in Section 7.1 is prevented by the provisions of Section 4.6, the Option shall remain exercisable until three (3) months after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

7.4    Extension if Optionee Subject to Section 16(b).  Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section 7.1 of shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee’s termination of Service, or (iii) the Option Expiration Date.

7.5    Leave of Absence.  For purposes of Section 7.1, the Optionee’s Service with the Participating Company Group shall not be deemed to terminate if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. In the event of a leave of absence in excess of ninety (90) days, the Optionee’s Service shall be deemed to terminate on the ninety-first (91st) day of such leave unless the Optionee’s right to reemployment with the Participating Company Group remains guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company (or required by law), a leave of absence shall not be treated as Service for purposes of determining the Optionee’s Vesting Schedule.

8.    Transfer of Control.

8.1    Definitions.

(a)    An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company:

(i)    the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

(ii)     a merger or consolidation in which the Company is a party;

(iii)    the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

(iv)     a liquidation or dissolution of the Company.

(b)    A “Transfer of Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or Multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

8.2    Effect of Transfer of Control on Option.  In the event of a Transfer of Control, all Options granted under the Plan shall become immediately exercisable in full, effective as of the date of the Transfer of Control. Notwithstanding the foregoing, shares acquired upon exercise of the Option prior to the date of the Transfer of Control and any consideration received pursuant to the Transfer of Control with respect to such shares shall continue to be subject to all applicable provisions of this Option Agreement except as otherwise provided herein.

9.    Adjustments for Changes in Capital Structure.  In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number, Exercise Price and class of shares of stock subject to the Option. If a majority of the shares which are of the same class as the shares that are subject to the Option are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Board may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of any such amendment, the Number of Option Shares and the Exercise Price shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 9 shall be rounded up or down to the nearest whole number, as determined by the Board, and in no event may the Exercise Price be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 9 shall be final, binding, and conclusive.

10.    Rights as a Stockholder, Employee or Consultant.  The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a certificate for the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 9. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Optionee’s Service as an employee, consultant, or otherwise as the case may be, at any time.

11.    Escrow.

  11.1    Establishment of Escrow.  If the Optionee pays for the shares with a promissory note, the Company may require the Optionee to deposit the certificate evidencing the shares which the

Optionee purchases upon exercise of the Option with an agent designated by the Company under the terms and conditions of escrow and security agreements approved by the Company. If the Company does not require such deposit as a condition of exercise of the Option, the Company reserves the right at any time to require the Optionee to so deposit the certificate in escrow. Upon the occurrence of an Ownership Change Event or a change, as described in Section 9, in the character or amount of any of the outstanding stock of the Company the stock of which is subject to the provisions of this Option Agreement, any and all new, substituted or additional securities or other property to which the Optionee is entitled by reason of the Optionee’s ownership of shares of Stock acquired upon exercise of the Option that remain, following such Ownership Change Event or change described in Section 9, subject to any security interest held by the Company shall be immediately subject to the escrow to the same extent as such shares of Stock immediately before such event. The Company shall bear the expenses of the escrow.

  11.2    Delivery of Shares to Optionee.  As soon as practicable after full repayment of any promissory note secured by the shares or other property in escrow, but not more frequently than twice each calendar year, the escrow agent shall deliver to the Optionee the shares and any other property no longer subject to such restrictions and no longer securing any promissory note.

  11.3    Notices and Payments.  In the event the shares and any other property are held in escrow, the notices required to be given to the Optionee shall be given to the escrow agent, and any payment required to be given to the Optionee shall be given to the escrow agent. Within thirty (30) days after payment by the Company, the escrow agent shall deliver the shares and any other property which the Company has purchased to the Company and shall deliver the payment received from the Company to the Optionee.

12.    Legends.  The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to carry out the provisions of this Section.

13.    Public Offering.  The Optionee hereby agrees that in the event of any underwritten public offering of stock, including an initial public offering of stock, made by the Company pursuant to an effective registration statement filed under the Securities Act, the Optionee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of stock of the Company or any rights to acquire stock of the Company for such period of time from and after the effective date of such registration statement as may be established by the underwriter for such initial public offering; provided, however, that such period of time shall not exceed one hundred eighty (180) days from the effective date of the registration statement to be filed in connection with such public offering. The foregoing limitation shall not apply to shares registered in the public offering under the Securities Act. The Optionee shall be subject to this Section provided and only if the officers and directors of the Company are also subject to similar arrangements.

14.    Binding Effect.  Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

15.    Termination or Amendment.  The Board may terminate or amend the Plan or the Option at any time; provided, however, that except as provided in Section 8.2 in connection with a Transfer of Control, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Option Agreement shall be effective unless in writing.

16.    Integrated Agreement.  This Option Agreement constitutes the entire understanding and agreement of the Optionee and the Participating Company Group with respect to the subject matter contained herein and there are no agreements, understandings, restrictions, representations, or warranties among the Optionee and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein. To the extent contemplated herein, the provisions of this Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

17.    Applicable Law.  This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.